Exhibit 99.2

Western Refining Announces Offering of Senior Secured Notes

EL PASO, Texas--June 1, 2009--Western Refining, Inc. today announced that it intends to make a private offering of approximately $600 million senior secured notes due 2017, subject to market and other conditions.

Western Refining intends to use the net proceeds from the offering to repay indebtedness under its term loan credit agreement.

The senior secured notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the U.S. Securities Act of 1933, as amended.  This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.